Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

	Years Ended November 30,
	2003		2002		2001		2000		1999
	(Dollars In thousands)
EARNINGS FROM CONTINUING OPERATIONS :
Pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity method investees	$67,254		$161,971		130,924		82,272		77,984
Fixed charges	105,592		96,431		119,132		134,570		92,261
Amortization of capitalized interest	1,059		952		759		439		261
Distributed income of equity investees	63,298		74,601		90,478		98,380		40,575
Interest capitalized	(3,338)		(4,377)		(9,390)		(13,848)		(9,062)

“Earnings”	$233,865		$329,578		331,903		301,813		202,019

FIXED CHARGES :
Interest, whether capitalized, and amortization of debt discounts or premiums:
Interest expensed and capitalized	$98,361		$89,966		115,170		132,182		91,276
Amortized premiums, discounts and capitalized
expenses related to indebtedness	7,231		6,465		3,962		2,388		985

“Fixed charges”	$105,592		$96,431		119,132		134,570		92,261

EARNINGS TO FIXED CHARGES :	2.2	x	3.4	x	2.8	x	2.2	x	2.2	x